SCHEDULE
                           --------



FORM 4	Waste Technology Corp.
------  Cosimo (and Erma) Tacopino - Reporting Persons


On May 5, 2004: Mr. & Mrs. Tacopino Report


                   Cosimo Tacopino
                   ---------------

Direct Ownership   778,540 shares (475,660 shares jointly owned with
                   Erma Tacopino and 91,000 held in trust for Michael
                   Tacopino)


                   Erma Tacopino
                   -------------

Direct Ownership   486,660 (475,660 shares jointly owned with Cosimo
                   Tacopino and 11,000 shares held in her individual retirement account)


Cosimo Tacopino disclaims beneficial ownership of the shares owned by Ms. Tacopino and held in her individual retirement account.


Erma Tacopino disclaims beneficial ownership of the shares (a) solely owned by Mr. Tacopino; and (b) held by Mr. Tacopino in trust for Michael Tacopino.